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                                                                      EXHIBIT 23

                        CONSENT OF DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in this Registration Statement of Loral Space & Communications Ltd. (a Bermuda company) on Form S-3 of our reports with respect to the consolidated financial statements of Loral Space & Communications Ltd. and Globalstar L.P. and the financial statement schedule of Loral Space & Communications Ltd., appearing in or incorporated by reference in the Annual Report on Form 10-K of Loral Space & Communications Ltd. for the year ended December 31, 1999 and to the references to us under the headings "Experts" in the Prospectuses, which are part of this Registration Statement.

DELOITTE & TOUCHE LLP
San Jose, California
April 11, 2000